UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

CHAMBERS STREET PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2013, Chambers Street Properties (the “Company”) and CSP Operating Partnership, LP (“CSP OP”) entered into a First Amendment (the “First Amendment”) to the credit agreement that the Company and CSP OP entered into on September 13, 2012 with a group of lenders to provide CSP OP with an unsecured, revolving credit facility in the initial amount of $700,000,000 (the “Credit Agreement”). The First Amendment modified the Credit Agreement to, among other things: (i) amend certain definitions, (ii) amend certain requirements of the Guarantor, (iii) amend the requirements relating to quarterly financial statements, annual statements, compliance certificates and certain other Securities and Exchange Commission filings, (iv) amend the requirements relating to electronic delivery of information, (v) provide the Company with an option to restate the Tangible Net Worth covenant in the event of a Redemption Event, (vi) remove the restriction on Negative Pledges, (vii) amend the restrictions on intercompany transfers and (viii) amend certain disclosure and confidentiality provisions. All capitalized terms used but not defined in this paragraph shall have the respective meanings ascribed thereto by the First Amendment. The foregoing does not purport to be a complete description of the terms of the First Amendment and is qualified in its entirety by the First Amendment, which is attached as exhibit 10.1 to this Current Report on Form 8-K and is herein incorporated by reference.

On March 7, 2013, we entered into an unsecured term loan in the amount of $200,000,000 (the “Wells Fargo Term Loan”) with Wells Fargo Bank, National Association (“Wells Fargo”) and certain other lenders defined in the Wells Fargo Term Loan. Upon closing the Wells Fargo Term Loan, we simultaneously entered into an interest rate swap agreement with Wells Fargo to effectively fix the interest rate on the Wells Fargo Term Loan at 2.4885% per annum for its five-year term, based upon the Wells Fargo Term Loan’s current stated applicable margin. This applicable margin, and therefore the effective interest rate on the Wells Fargo Term Loan, may vary during its term (i) by an increase of up to 0.60% based upon the then current leverage ratio, or (ii) from a 0.40% reduction to a 0.50% increase based upon our then current credit rating. The Wells Fargo Term Loan contains customary representations and warrants and covenants. During the term of the Wells Fargo Term Loan, we have agreed to comply with certain financial covenants related to our ratio of total indebtedness to total asset value, ratio of adjusted EBITDA to fixed charges, ratio of secured indebtedness to total asset value, ratio of unsecured indebtedness to unencumbered asset value, ratio of unencumbered net operating income to unsecured interest expense and our minimum tangible net worth. We used the proceeds of the Wells Fargo Term Loan to repay a portion of our borrowings under the Credit Agreement. All capitalized terms used but not defined in this paragraph shall have the respective meanings ascribed thereto by the Wells Fargo Term Loan. The foregoing does not purport to be a complete description of the terms of the Wells Fargo Term Loan and is qualified in its entirety by the Wells Fargo Term Loan, which is attached as exhibit 10.2 to this Current Report on Form 8-K and is herein incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01, we entered into the First Amendment, the text of which is incorporated by reference into this Item 2.03.

As discussed in Item 1.01, we entered into the Wells Fargo Term Loan, the text of which is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On March 6, 2013, we entered into an unsecured term loan in the amount of $50,000,000 (the “TD Term Loan”) with TD Bank, N.A (“TD Bank”). Upon closing the TD Term Loan, we simultaneously entered into an interest rate swap agreement with TD Bank to effectively fix the interest rate on the TD Term Loan at 3.425% per annum for its seven-year term, based upon the TD Term Loan’s current stated applicable margin. This applicable margin, and therefore the effective interest rate on the TD Term Loan, may vary during its term (i) by an increase of up to 0.75% based upon the then current leverage ratio, or (ii) from a 0.60% reduction to a 0.20% increase based upon our then current credit rating. The TD Term Loan contains customary representations and warrants and covenants. During the term of the TD Term Loan, we have agreed to comply with certain financial covenants related to our ratio of total indebtedness to total asset value, ratio of adjusted EBITDA to fixed charges, ratio of secured indebtedness to total asset value, ratio of unsecured indebtedness to unencumbered asset value, ratio of unencumbered net operating income to unsecured interest expense and our minimum tangible net worth. We used the proceeds of the TD Term Loan to repay a portion of our borrowings under the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

First Amendment to Credit Agreement, dated March 7, 2013, by and among CSP Operating Partnership, LP as Borrower, Chambers Street Properties, as Parent, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions party thereto as Lenders, Wells Fargo Bank, National Association, Bank of Montreal, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Regions Bank, TD Bank, Citibank, N.A., Union Bank, N.A., PNC Bank, National Association, RBS Citizens, N.A. U.S. Bank National Association, and Goldman Sachs Bank USA.

10.2

Term Loan Agreement, dated March 7, 2013, by and among CSP Operating Partnership, LP as Borrower, Chambers Street Properties, as Parent, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions party thereto as Lenders, Wells Fargo Bank, National Association, Bank of Montreal, JPMorgan Chase Bank, N.A. Regions Bank, Union Bank, N.A., PNC Bank, National Association, RBS Citizens, N.A. and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMBERS STREET PROPERTIES

March 13, 2013	By:	/S/ JACK A. CUNEO
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer